Framework Agreement

Between

Hebei Normal University – Foreign Language College

And

CIBT Education Group Inc. (Beijing Fenghua Education Consulting Company)

Party A: Hebei Normal University Foreign Language College

Party B: CIBT Education Group Inc. (Beijing Fenghua Education Consulting Company)

Cooperation Programs:

-	Establish a GLN center at Party B’s campus

-	Offer 192-hour GLN TESOL program

-	Offer AHLA short term training program (3-month or 5-month with local and overseas internship opportunities)

Financial Arrangement:

-	Both parties are responsible for student recruitment

-	Party B collects tuition fee and remit share revenue to Party A (expenses and tuition fees to be determined later)

-	Both parties are responsible for their own tax payment

Terms:

-	Term of the agreement is 5 years effective from May 25th, 2011

Party A: Hebei Normal University Foreign Language College

Legal Representative: Yuxin Shi

Seal:

Date: May 25, 2011

Party B: CIBT Education Group Inc. (Beijing Fenghua Education Consulting Company)

Legal Representative: Summit Wu

Seal:

Date: May 25, 2011